Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Continues Balance Sheet
Transformation and Deleveraging

Company Announces Full Redemption of 6.750% Senior Notes due 2027

OVERLAND PARK, Kan. (March 24, 2026) - Compass Minerals International, Inc. (NYSE: CMP) (“Compass Minerals” or the “Company”) has accelerated its ongoing balance sheet transformation and deleveraging plan with today’s announcement that the Company has issued a notice of full redemption for the $150 million aggregate principal amount outstanding of its 6.750% Senior Notes due 2027 (the “2027 Notes”).

Peter Fjellman, chief financial officer, commented, “One of our top priorities for fiscal 2026 is to execute on a decisive deleveraging plan. We are pleased to use our strong liquidity to pay down this debt ahead of schedule. This redemption and the resulting improved maturity profile demonstrate our commitment to improving the company’s financial position.”

The 2027 Notes will be redeemed on March 30, 2026 (the “Redemption Date”) with cash on hand at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

A notice of redemption was sent by the trustee for the 2027 Notes to all currently registered holders of such 2027 Notes. This press release does not constitute a notice of redemption under the indenture governing the 2027 Notes.

About Compass Minerals
Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops while supporting sustainable agriculture. Compass Minerals operates 11 production and packaging facilities with more than 1,800 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

Forward-Looking Statements and Other Disclaimers
This press release may contain forward-looking statements. These statements are based on the Company’s current expectations, estimates and projections and involve risks and uncertainties that could cause the Company’s actual results to differ materially. The differences could be caused by several factors including those factors identified in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, including any amendments, as well as the Company’s other SEC filings. Opinions expressed are current opinions as of the date hereof. Investors are cautioned not to place undue reliance on such forward-looking statements and should rely on their own assessment of an investment. The Company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law.

Investor Contact	Media Contact
Brent Collins	Kevin Gabriel
Vice President, Treasurer & Investor Relations	Senior Director, Corporate Affairs
+1.913.344.9111	+1.913.344.9265
InvestorRelations@compassminerals.com	MediaRelations@compassminerals.com